                                                                 EXHIBIT 10.2


                       ARTICLES OF PARTNERSHIP COMMENDAM

                                       OF

                   MERETEL COMMUNICATIONS LIMITED PARTNERSHIP
                      A LOUISIANA PARTNERSHIP IN COMMENDAM
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                               TABLE OF CONTENTS
                         (Not a Part of this Agreement)



Section 1           Name; Place of Business; Agents for Service of
                    Process; Tax Identification Number  . . . . . . . . .  1

Section 2           Definition of Terms   . . . . . . . . . . . . . . . .  1

Section 3           Business and Purpose  . . . . . . . . . . . . . . . .  4

Section 4           Term  . . . . . . . . . . . . . . . . . . . . . . . .  4

Section 5           Contributions by and Capital Accounts of General
                    Partner   . . . . . . . . . . . . . . . . . . . . . .  4

Section 6 Contributions by and Capital Accounts of Limited Partners; Deferred Capital Contributions by All
                    Partners  . . . . . . . . . . . . . . . . . . . . . .  5

Section 7           Status of Limited Partners  . . . . . . . . . . . . .  5

Section 8           Computation of Units  . . . . . . . . . . . . . . . .  5

Section 9           Compensation to General Partner and Managers  . . . .  6

Section 10          Apportionment and Allocation of Income, Loss,
                    Credits and Distributions   . . . . . . . . . . . . .  6

Section 11          Restrictions on Transfer of Units   . . . . . . . .   13

Section 12          Mandatory Sale of Units   . . . . . . . . . . . . .   14

Section 13          Books, Records, Accounting and Reports  . . . . . .   15

Section 14          Rights, Authority, Powers, Responsibilities and
                    Duties of General Partner   . . . . . . . . . . . .   16

Section 15          Restrictions, Rights, Powers and Voting Rights
                    of the Limited Partners   . . . . . . . . . . . . .   22

Section 16          Withdrawal, Expulsion, Bankruptcy or Dissolution
                    of the General Partner and Transfer of the General
                    Partner's Interest  . . . . . . . . . . . . . . . .   23





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Section 17          Certain Transactions  . . . . . . . . . . . . . . .   25

Section 18          Termination and Dissolution of the Partnership  . .   25

Section 19          Special Power of Attorney   . . . . . . . . . . . .   26

Section 20          Indemnification   . . . . . . . . . . . . . . . . .   28

Section 21          Miscellaneous   . . . . . . . . . . . . . . . . . .   28





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
                      ARTICLES OF PARTNERSHIP IN COMMENDAM
                                       OF
                   MERETEL COMMUNICATIONS LIMITED PARTNERSHIP


         These Articles of Partnership in Commendam (the "Agreement") made and entered into as of July 26, 1995, by and among WIRELESS MANAGEMENT CORPORATION, a Louisiana corporation (the "General Partner"), as the general partner, and EATELCORP, INC., a Louisiana corporation ("EATEL"), MERCURY CELLULAR TELEPHONE COMPANY, a Louisiana corporation ("Mercury"), FORT BEND TELEPHONE COMPANY, a Texas corporation ("Fort Bend"), and MERETEL WIRELESS, INC., a Louisiana corporation ("Meretel"), (each, a "Limited Partner" and collectively, the "Limited Partners"), as the limited partners, all of which do hereby form a partnership in commendam (the "Partnership") pursuant to the provisions of Articles 2839, et seq., of the Revised Civil Code of Louisiana, as amended, on the following terms and conditions:

         Section 1. NAME; PLACE OF BUSINESS; AGENTS FOR SERVICE OF PROCESS; TAX IDENTIFICATION NUMBER. The name of the Partnership is Meretel Communications Limited Partnership and its principal place of business is One Lakeshore Drive, CM Tower, Suite 1495, Lee Charles, LA 70629, or such other place or places in the State of Louisiana as the General Partner may hereafter determine. Thomas G. Henning and Arthur G. Scanlan, II, are designated as agents for service of process having the following addresses: Thomas G. Henning, One Lakeshore Drive, CM Tower, Suite 1495, Lee Charles, LA 70629; Arthur G. Scanlan, II, 913 S. Burnside Avenue, Gonzales, LA 70737-4258. The tax identification number of the Partnership has not yet been obtained.

         Section 2. DEFINITIONS OF TERMS. The following terms used in this Agreement shall (unless otherwise expressly provided herein or unless the context otherwise requires) have the following respective meanings. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires. Unless otherwise stated, all references to Sections shall refer to Sections of this Agreement.

                 "Affiliate" of an entity shall mean: (i) any officer, partner, director or controlling shareholder of such entity; (ii) any person, corporation, partnership, trust or other entity controlling, controlled by or under common control with an entity or any person described in (i) above; (iii) any officer, director, trustee or general partner of any person described in
(ii) above; and (iv) any person who is a member, other than as a limited partner, with any person described in (i) and (ii) above in a relationship of a joint venture, general partnership or similar form of unincorporated business association. For purposes of this definition, the term "control" shall also mean the control or ownership of 10% or more of the beneficial interest in the person referred to.

                 "Agreement" shall mean these Articles of Partnership in Commendam, as the same may be amended or restated from time to time. Words such as "herein", "hereinafter",

"hereof", "hereto", "hereby", and "hereunder", when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

                 "BTA" shall mean the basic trading area for a related License.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent revenue laws.

                 "D/E Status" shall mean a designated entity status under the FCC Rules as a small business and a business owned by women.

                 "Deferred Capital Contribution" shall mean the deferred capital contribution which each Partner is unconditionally obligated to pay to the Partnership as set forth in this Agreement.

                 "Distribution" shall refer to any cash, tax credits (including Investment Tax Credits), as adjusted, other property allocated to or distributed to the Limited Partners and the General Partner arising from their respective interests in the Partnership, but shall not include payments to the General Partner or any Affiliates under the provisions of Section 9 of this Agreement.

                 "FCC" shall mean the Federal Communications Commission, an agency of the United States, or any successor agency.

                 "FCC Auction" shall mean the auction to be conducted by the FCC, presently contemplated to commence in 1995, for the Licenses.

                 "FCC Rules" shall mean the rules established by the FCC for qualification, bidding and award of the Licenses at the FCC Auction.

                 "General Partner" shall refer to Wireless Management Corporation, a Louisiana corporation, or to any other person or entity which succeeds it in such capacity, including any Successor General Partner.

                 "Gross Revenues" shall mean all revenues from investments by the Partnership and from the operation of the System, prior to the incurrence or payment of any expenses or costs, but shall not include revenues from sale, financing, refinancing or other disposition of the System.

                 "Information Statement" shall mean the Confidential Information Statement of the Partnership dated July 25, 1995.

                 "Investment Tax Credits" or "Credits" shall mean investment tax credit as defined under Section 38 of the Code.





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
                 "Licenses" shall mean the C band licenses for broadband personal communications service in the related BTAs offered at the FCC Auction.

                 "Limited Partners" shall refer to EATEL, Mercury, Fort Bend and Meretel and any other persons who are admitted to the Partnership as Limited Partners, or additional or substituted Limited Partners, including the Limited Partners, and, where applicable, shall include assignees of record. Reference to a "Limited Partner" shall refer to any one of them but shall not refer to the General Partner except to the extent that it owns an interest in the Partnership as a Limited Partner.

                 "Management Agreement" shall mean any agreement between the Partnership and a Manager pursuant to which the Manager will perform certain functions relating to the management of the Partnership.

                 "Management Fee" shall refer to the fee to be paid by the Partnership to a Manager under the provisions of the related Management Agreement.

                 "Manager" shall mean any person, firm or entity which is a party to a Management Agreement, including without limitation the General Partner and Affiliates of the General Partner.

                 "Net Income" or "Net Loss" shall mean the taxable income (plus any income of the Partnership which is exempt from federal income tax) or taxable loss (including any expenditures of the Partnership which are not deductible in computing its taxable income and not properly changeable to capital account) of the Partnership.

                 "Partners" shall mean the Limited Partners and the General Partner.

                 "Partnership" shall refer to the partnership in commendam created under this Agreement.

                 "Successor General Partner" shall mean an individual or entity chosen by EATEL, Mercury and Fort Bend to purchase the interest formerly held by the General Partner pursuant to Section 16.5 and to become the General Partner.

                 "System" shall refer to the personal communications service system serving the BTAs for which the Partnership obtains Licenses pursuant to the FCC Auction.

                 "Unit" means an ownership interest of a Partner in the Partnership entitling the holder thereof to an interest in the Net Income, Net Loss, Credits and Distributions of the Partnership pursuant to Section 10, adjusted for adjustments in the capital accounts of the Partners with respect to Distributions on dissolution of the Partnership; and each Unit shall represent a capital contribution (initial or deferred) in the Partnership by a Partner equal to $1,000.00.





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         Section 3.       BUSINESS AND PURPOSE.

                 3.1 The business and purpose of the Partnership is to bid at the FCC Auction on the Licenses for the BTAs as set forth in the Information Statement and, if the successful bidder for all or such portion of such BTAs as the General Partner deems appropriate, to acquire the Licenses for such BTAs and develop and operate the System, to engage in other related activities in and around the geographic areas of the System and to conduct such other businesses which are incidental or necessary to the foregoing.

                 3.2 The Partnership, acting and appearing by and through the General Partner, is authorized and empowered to negotiate with any potential lender or lenders and lessor or lessors to the Partnership (or to any other partnership of which the Partnership is a general partner) and to enter into agreements on behalf of itself (or on behalf of any such other partnership) for loans, other financings and leases on such terms and conditions as the General Partner in its sole discretion may deem fit and proper and to execute, pledge and deliver to such lender or lenders and lessor or lessors promissory notes, loan agreements and leases evidencing such indebtedness and other obligations incurred or to be incurred from time to time by the Partnership (or by any such other partnership), and to mortgage, assign, grant security interests and pledge as security for any such indebtedness and other obligations all of the real and personal, immovable and movable, tangible and intangible, and corporeal and incorporeal property of every character and wherever situated, now owned or hereafter acquired by the Partnership (or by any such other partnership), as security for the payment of such indebtedness and other obligations and promissory notes or notes, loan agreements and leases and to execute and deliver from time to time to such lender or lenders and lessor and lessors in connection therewith such loan agreements, mortgages, pledges, assignments, leases, security agreements, other security instruments and certificates, agreements and other instruments containing all such terms and conditions as the General Partner in its sole discretion may deem fit and proper, including without limitation, provision for a confession of judgment, rights to executory process and other usual Louisiana security clauses, and to take all such other and further action and do such things, and make or deliver such instruments or documents, as the General Partner may deem necessary or desirable in order to accomplish the transaction contemplated by said agreements for loans or leases, by or on behalf of the General Partner, the execution thereof or taking of or doing the same to be deemed conclusive evidence of such determination and of approval thereof by the Partnership (or by any such other partnership).

         Section 4. TERM. The term of the Partnership shall continue until the 31st day of December, 2015, unless earlier terminated in accordance with the provisions of this Agreement.


         Section 5.       CONTRIBUTIONS BY AND CAPITAL ACCOUNTS OF GENERAL
PARTNER.

                 5.1 Wireless Management Corporation, as the General Partner, has initially contributed to the Partnership the amount of $8,000.00.





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                 5.2      A separate capital account shall be maintained for
the General Partner pursuant to Section 10 hereof.

                 5.3 In the event that, immediately prior to the dissolution of the Partnership referred to in Section 18, the General Partner shall have a deficiency in its capital account as determined in accordance with tax accounting principles, then the General Partner shall contribute in cash to the capital of the Partnership an amount equal to the lesser of (a) the deficiency in the General Partner's capital account or (b) the excess of 2% of the capital contributions of the Limited Partners over the capital previously contributed by the General Partner.

         Section 6.       CONTRIBUTIONS BY AND CAPITAL ACCOUNTS OF LIMITED
PARTNERS: DEFERRED CAPITAL CONTRIBUTIONS BY ALL PARTNERS.


                 6.1 Each Limited partner has initially contributed the sum set opposite its name below.

                                                   Initial Capital
         Limited Partner                           Contribution
         ---------------                           ---------------
         EATEL                                     $ 97,333 .00
         Mercury                                   $ 97,334 .00
         Fort Bend                                 $ 97,333 .00
         Meretel                                   $100,000 .00
                                                   ------------
               Total                               $392,000 .00

                 6.2 A separate capital account shall be maintained for each Limited Partner, pursuant to Section 10 hereof.

                 6.3 Partners shall not be obligated to make any Deferred Capital Contributions except to the extent as may be provided in a written amendment to this Agreement executed by all Partners.

         Section 7. STATUS OF LIMITED PARTNERS. The Limited Partners shall not, unless otherwise agreed by them, be bound by, or be personally liable for, the expenses, liabilities or obligations of the Partnership.

         Section 8. COMPUTATION OF UNITS. The total number of Units outstanding on any date shall equal the dollar amount of total capital contributions (initial and deferred) made by the Partners on or prior to such date divided by $1,000.00. Deferred Capital Contributions paid on or prior to such date shall be included for purposes of computing the number of Units; unpaid Deferred Capital Contributions shall not be included for such purposes. The total number of





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Units attributable to a Partner on any date shall equal the total capital contributions (initial and deferred) made by such Partner on or prior to such date divided by $1,000.00.

         Section 9.       COMPENSATION TO GENERAL PARTNER AND MANAGERS.

                 9.1 The General Partner. The General Partner shall receive no special compensation for its services as General Partner, but shall be entitled to reimbursement from the Partnership for its expenses incurred on behalf of the Partnership, including without limitation its expenses incurred in the formation of the Partnership, and shall be entitled to share in Partnership Net Income, Net Loss, Distributions and Credits as provided in
Section 10 of this Agreement.

                 9.2      Managers.

                          9.2.1 Management Fee. Each Manager shall be entitled
to receive the Management Fee from the Partnership as set forth in the Management Agreement to which it is a party.

         Section 10. APPORTIONMENT AND ALLOCATION OF INCOME, LOSS, CREDITS AND DISTRIBUTIONS.

                 10.1 Apportionment of Net Income. Net Loss, Credits and Distributions. Except as provided in Section 10.2, that portion of Net Income, Net Loss and Distributions of the Partnership allocated to the Limited Partners as a group shall be apportioned among the Limited Partners in the ratio in which the number of Units owned by each of them on the first day of each calendar month bears to the total number of Units owned by all of them as of that date, without regard to capital accounts (except with respect to Distributions on dissolution of the Partnership) or the number of days during such month in which a person was a Limited Partner. Notwithstanding the foregoing, the General Partner may, in its discretion, apportion such items more frequently than monthly. In the case of a proposed assignment of Units, the assignment shall be effective, and the assignee shall be deemed to be the owner of such Units, from and after the "effective date" of the assignment of such Units as defined in Section 11.2, with the assignee being entitled to allocations of Net Income and Net Loss and Distributions only with respect to the period commencing with the effective date of the assignment.

                          That portion of the basis of property eligible for
Investment Tax Credits allocated to Limited Partners shall be apportioned among the Limited Partners in the ratio in which the number of Units owned by each of them on the date such property is placed in service by the Partnership bears to the total number of Units owned by all Limited Partners as of that date, without regard to capital accounts or the number of days during which a person was a Limited Partner.


                 10.2 Allocations Causing Negative Capital Accounts. Notwithstanding Section 10.1, if the capital accounts of all Limited Partners are not equal on a per Unit basis and if any





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allocation of Net Loss to a Limited Partner would reduce such Limited Partner's capital account balance below zero or would increase the negative balance in such Limited Partner's capital account at a time when another Limited Partner has a positive capital account balance, to the extent such allocation would cause the sum of the negative capital account balances of all Limited Partners and the General Partner having negative capital accounts (determined after taking into account all prior Distributions and all prior allocations of Net Income, Net Loss and the basis of property qualifying for any Investment Tax Credit) to exceed the Partnership's "minimum gain," as determined at the close of the period in respect of which the Net Loss is to be allocated, such excess shall instead be allocated pro rata to Limited Partners having positive capital account balances in proportion to their respective positive capital account balances until such capital account balances are reduced to zero; provided, however, that in no event shall there be a reallocation of any item of income, gain, loss or deduction allocated among the Limited Partners pursuant to this Agreement for prior years.

                          Notwithstanding any other provision of this Section
10, if any allocation of Net Loss would cause the negative capital account balances of all Partners having negative capital accounts (determined after taking into account all distributions and all tax allocations theretofore made) to exceed the Partnership's minimum gain determined at the close of the period in respect of which such Net Loss is to be allocated, then to the extent that any such allocation would cause the capital account balance of any Limited Partner to be negative (or would increase the negative balance of a Limited Partner's capital account) at a time when no other Limited Partner has a positive capital account balance, such Net Loss shall instead be allocated to the General Partner.

                          For purposes of determining a capital account balance
of a Partner under this Section 10.2, Distributions made prior to or contemporaneous with any allocation of Net Income or Net Loss to a Partner shall be reflected in such Partner's capital account prior to making such allocation to such Partner. The term "minimum gain" shall have the meaning ascribed to such term under Treasury Regulations as proposed, reproposed or adopted (as the case may be) under Code Section 704 (currently, the excess of the outstanding principal balance of Partnership indebtedness over the adjusted basis of the assets securing such indebtedness). For purposes of this Section 10.2, the capital account balance of each Partner shall be reduced for:

                                  (x)      allocations of Net Loss (or items
thereof) which, as of the end of each Partnership year, are reasonably expected to be allocated to such Partner pursuant to Code Section 704(e)(2), Code
Section 706(d) and Treas. Reg. Section 1.751-1(b)(2)(ii), and

                                  (y)      Distributions that, as of the end of
such year, reasonably are expected to be made to such Partner to the extent they exceed offsetting increases to such Partner's capital account that reasonably are expected to occur during (or prior to) the Partnership taxable years in which such Distributions reasonably are expected to be made.





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                          For purposes of deterring the amount of expected
Distributions and expected capital account increases described in (y) above: (A) the rule set forth in Treas. Reg. Section 1.704-1(b)(2)(iii)(c) concerning the presumed value of Partnership property shall apply, and (B) gross income or Net Income allocated to a Partner pursuant to Section 10.5 hereof shall be taken into account. For purposes of this Section 10.2 and Section 10.5, a Partner's capital account shall be increased to the extent that such Partner is obligated to fund deficits in such Partner's capital account upon liquidation of the Partnership (or is treated as obligated to so restore such deficits pursuant to Treas. Reg. Section 1.704-1(b)(2)(ii)(c)).

                 10.3     Reserved.

                 10.4 Other Allocations. Net Income, Net Loss and the basis of property qualifying for Investment Tax Credits shall be allocated in the manner hereinafter provided.

                          Except as otherwise provided in Sections 11.4.1,
10.4.2 and 10.4.6, Net Income (other than Net Income arising from the occurrence of a sale or disposition of all or substantially all of the Partnership's property), Net Loss and Distributions shall be allocated to the extent of and in proportion to the amounts to be distributed pursuant to
Section 10.7 hereof. Any expenditures of the Partnership which are neither deductible nor properly chargeable to its capital account under Code Section 705(a)(2)(B), or which are treated as such expenditures under Treas. Reg.
Section 1.704-1(b)(2)(iv)(i), shall be allocated as follows: (a) to the extent such expenditures represent selling commissions which constitute syndication expenditures under Code Section 709 and which are paid by the Partnership, such expenditures shall be allocated to the Units in respect of which such commissions were paid, and (b) the balance of such expenditures shall be allocated among the Limited Partners on a per Unit basis.

                 10.4.1 Allocation of Book Items. In cases where Partnership property is, under Treas. Reg. Section 1.704-1(b)(2)(iv), properly reflected in the capital accounts of the Partners at a fair market value that differs from the adjusted basis of such property (such difference is hereinafter referred to as the "Book Disparity"), then depreciation, amortization and gain or loss as computed for book purposes with respect to such property ("Book Depreciation," "Book Amortization," "Book Gain," and "Book Loss," respectively) will be greater or less than the depreciation, amortization or gain or loss as computed for tax purposes. The General Partner shall adopt, pursuant to Treas. Reg.
Section 1.704-1(b)(2)(iv)(g), a reasonable method of computing Book Depreciation and Book Amortization. Such Book Depreciation and Book Amortization shall be allocated among the Partners and reflected in the Partners' capital accounts under Section 10.14(c) hereof, in a manner so as to eliminate to the extent possible, the Book Disparity.

                 10.4.2 Mandatory Allocations. Notwithstanding any other provision of this Section 10, any allocation of Net Income, Net Loss or depreciation for tax purposes which is required to be allocated among the Partners to take into account the disparity between the fair market value of a Partnership asset and its adjusted basis (e.g., allocations under Code





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
Section 704(c) for contributed property) shall be allocated among the Partners in accordance with the requirements of the Code and the regulations promulgated thereunder.

         10.5 Two Percent Interest of General Partner. In no event shall the General Partner's interest in items of Partnership income, gain, loss, deduction or credit be less than two percent of each such item at all time during the existence of the Partnership. For this purpose, Units, if any, held by the General Partner as a Limited Partner shall not be taken into account.

         10.6    Capital Account Deficiency and Qualified Income Offset. This
Section 10.5 shall apply only if at the close of any Partnership taxable year
(a) the aggregate negative capital account balances of all Partners having negative capital account balances (whether caused by Distributions or by allocations of Net Loss, Book Depreciation, Book Amortization, Book Loss or items thereof) ("Negative Balances") exceeds (b) minimum gain, if any, as defined in Section 10.2 (the excess of clause (a) over clause (b) hereinafter is referred to as "Capital Account Deficiency"). Notwithstanding the provisions of Sections 11.4.1 and 11.4.2 hereof, an amount of Net Income arising from a sale or disposition of all or substantially all of the Partnership's property equal to the Capital Account Deficiency shall first be allocated to each Partner having a Negative Balance in the proportion in which such Partner's Negative Balance bears to the aggregate Negative Balance of all Partners ("Negative Balance Ratio"). In the event that the foregoing allocation would be insufficient to eliminate the Capital Account Deficiency, an amount of gross income (as defined in Section 61 of the Code) of the Partnership necessary to eliminate the Capital Account Deficiency shall be allocated to each Partner with a Negative Balance in proportion to such Partner's Negative Balance Ratio. Any allocation under this Section 10.6 shall, to the extent possible, be made at a time no later than the time at which the Capital Account Deficiency arises; provided, however, that in no event shall there be a reallocation of any item of income, gain, loss, or deduction allocated among the Partners for prior years pursuant to this Agreement.

                 10.6.1 Termination Rules. In connection with a sale or disposition of all or substantially all of the Partnership's property, Net Income shall be allocated as follows:

                          (a)     first, to Partners having negative capital
account balances in proportion to and to the extent of their respective negative capital account balances;

                          (b)     then, 98% to the Limited Partners and 2% to
the General Partner until the capital account balance of each (determined after making the allocation described in Section 10.5.1(a) but before distributing the proceeds from such sale) shall equal an amount equal to the capital contributions (initial and deferred) previously made by the Partners less previous Distributions in payment of such capital contributions. In the event the Net Income to be allocated to Limited Partners pursuant to this Section 10.6.1(b) shall be insufficient to bring the capital account balance of each to whom such allocation is required to said balance, then such Net Income shall be allocated first to Limited Partners having the smallest capital accounts per Unit so as to equalize, to the extent possible, the capital accounts per Unit of all Limited Partners.





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                 10.6.2   Income Characterization. Such portion of the Net
Income allocated pursuant to this Section 10.6 which is treated as ordinary income attributable to the recapture of depreciation shall, to the extent possible, be allocated among the Partners in the proportion which (i) the amount of depreciation previously allocated to each Partner relating to the property which is the subject of the sale or disposition bears to (ii) the total of such depreciation allocated to all Partners. This Section 10.6.2 shall not alter the amount of allocations among the Partners pursuant to
Section 11.4, but merely the character of gain so allocated. For purposes of determining the amount of depreciation previously allocated to a Limited Partner, the depreciation previously allocated to any prior owner of such Limited Partner's Units shall be deemed to have been allocated to such Limited Partner.

         10.7 Distributions of Cash. Cash from operations of the Partnership and cash from a sale or disposition of all or substantially all of the Partnership property, to the extent distributable hereunder, shall be distributed as soon as is practicable to the Partners in proportion to the Units attributable to each. Notwithstanding the foregoing, if any Partner advances any funds or makes any other payment to or on behalf of the Partnership, not required in this Agreement, to cover operating or capital expenses of the Partnership which cannot be paid out of the Partnership's operating revenues, any advance or payment shall be deemed a loan to the Partnership by the Partner, bearing interest from the date the advance or payment was made until the loan is repaid at the prime rate of First National Bank of Commerce, New Orleans, Louisiana, plus one (1) percentage point per annum, as determined on the date of such advance or payment; and all distributions of cash shall first be distributed to the Partners making the loans until the loans have been repaid, together with interest. If distributions are insufficient to repay all loans as provided above, the funds available shall first be applied to repay the oldest loan and, if any funds remain available, the funds shall be applied in a similar manner to remaining loans in accordance with the order of the dates on which they were made; however, as to loans made on the same date, each loan shall be repaid pro rata in the proportion that the loan bears to the total loans made on that date.

         10.8 Allocation and Apportionment of Recaptured Depreciation, Amortization or Credit. That portion of (a) the Net Income allocated and apportioned pursuant to Section 10.6.1 which is treated as ordinary income attributable to the recapture of depreciation (including amortization), or (b) Credits allocated pursuant to these Sections which are recaptured, respectively, shall be allocated among the Partners in the proportion which (i) the amount of depreciation (including amortization) or Credit, respectively, previously allocated to each Partner (including transferor Partners) relating to the System which is the subject of the sale or disposition bears to (ii) the total of such depreciation (including amortization) or Credit, respectively, allocated to all Partners.

         10.9 Reallocation of General Partner's Interest. The General Partner has the right to allocate additional Net Income, Net Loss, Credits or Distributions to any Limited Partner provided such amounts are only from the General Partner's portion of any such allocations from the Partnership.





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         10.10   Limitations. The Partnership may be restricted from making
Distributions under the terms of leases, loan agreements, notes, mortgages or other types of debt obligations which it may issue or assume in conjunction with borrowed funds or leased property, and Distributions may also be restricted or suspended in circumstances when the General Partner determines, in its absolute discretion, that such action is in the best interest of the Partnership. No Partner may receive a Distribution form the Partnership to the extent that, after giving effect to the Distribution, all liabilities of the Partnership, other than liabilities to Partners on account of their Partnership interests, exceed the fair market value of the Partnership's assets.

         10.11 Consent to Methods. The methods hereinabove set forth by which Distributions and allocations of Net Income, Net Loss and Credits are made and apportioned are hereby expressly consented to by each Partner as an express condition to becoming a Partner.

         10.12 Distributions Subject to Expenses. All Distributions are subject to the payment of Partnership expenses and to the establishment of reserves for working capital, maintenance, repair, operation, expansion, loan amortization and interest payments, replacement of the System and for any other reason the General Partner determines to be in the best interests of the Partnership.

         10.13 Deductions of General Partner. To the extent that the Partnership shall be entitled to any deduction for federal income tax purposes as a result of any interest in Net Income, Net Loss and Distributions granted to the General Partner, such deduction shall be allocated for Federal income tax purposes to the General Partner.

         10.14 Capital Accounts. (a) A separate capital account shall be maintained for each Partner. Each Partner's capital account shall be increased by (1) the amount of money contributed by such Partner to the capital of the Partnership (including the amount of any Partnership liabilities that are assumed by such Partner, within the meaning of Treas. Reg. Section 1.704-1(b)(2)(iv)(c)); (2) such Partner's share of Partnership Net Income; and
(3) such Partner's share of the increase in the basis of the Partnership's property, if any, arising out of the recapture of Investment Tax Credit. Each Partner's capital account shall be decreased by (i) the amount of money distributed to such Partner by the Partnership (including the amount of such Partner's individual liabilities that are assumed by the Partnership, within the meaning of Treas. Reg. Section 1.704-1(b)(2)(iv)(c); (ii) such Partner's share of the decrease in basis of the Partnership's property under Code Section 50(c) (formerly Section 48(q)) arising from the allowance of Investment Tax Credit; and (iv) such Partner's share of expenditures of the Partnership which are neither deductible nor properly chargeable to capital accounts under Code
Section 705(a)(2)(B) or are treated as such expenditures under Treas. Reg.
Section 1.704-1(b)(2)(iv)(j).

                          (b) a Partner who has more than one interest in the
Partnership shall have a single capital account that reflects all such interests, regardless of the class of interests owned by such Partner (e.g., general or limited) and regardless of the time or manner in which such interests were acquired.

                          (c)     In the event that property (other than cash)
is contributed (or deemed contributed pursuant to the applicable provisions of the Code) by a Partner to the Partnership, the computation of capital accounts, as set forth in this Section 10.14, shall be adjusted as follows:

                                  (i)      the contributing Partner's capital
                 account shall be increased by the fair market value of the property contributed to the Partnership by such Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Code Section 752); and

                                  (ii)     as required by Treas. Reg. Sections
                 1.704-1(b)(2)(iv)(g) and 1.704-1(b)(4)(i), if any Partner's
                 capital account reflects a fair market value of property which differs from such property's adjusted basis, each Partner's capital account shall be adjusted to take account of the amount of Book Gain, Book Loss (other than Book Loss attributable to expenditures of the Partnership described in
                 Section 10.14(a)(iv)), Book Depreciation and Book Amortization allocated to such Partner pursuant to Section 10.4.2 hereof and shall not take into account the Net Income and Net Loss allocated to such Partner pursuant to this Section 10.

                          (d)     In the event that property is distributed (or
deemed distributed pursuant to the applicable provisions of the Code) by the Partnership to a Partner, the following special rules shall apply:

                                  (i)      the capital accounts of the Partner
                 first shall be adjusted (as provided in Treas. Reg. Section 1.704-1(b)(2)(iv)(e)) to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not already been reflected in the Partner's capital account) would be allocated to such Partner if there were a taxable disposition of such property for its fair market value on the date of distribution; and


                                  (ii)     the capital account of the Partner
                 who is receiving the distribution of property from the Partnership shall be charged with the fair market value of the property at the time of distribution (net of liabilities secured by such property that such Partner is considered to assume or take subject to under Code Section 752).

                          (e)     The foregoing provisions are intended to
satisfy the capital account maintenance requirements of Treas. Reg. Section 1.704-1(b)(2)(iv) and such provisions shall be modified to the extent required thereby or any successor provision thereto.

                 10.15 Reliance on Advice of Accountants and Attorneys. The General Partner shall have no liability to the Limited Partners or the Partnership if it relies upon the written opinion of tax counsel or accountants retained by the Partnership with respect to all matters (including disputes) relating to computations and determinations required to be made under this
Section 10 or other provisions of this Agreement.

         Section 11.      RESTRICTIONS ON TRANSFER OF UNITS.

                 11.1 A Limited Partner may not transfer his Units or any part thereof except as permitted in this Agreement, and any act in violation of this Section shall not be binding upon or recognized by the Partnership regardless of whether the General Partner shall have knowledge thereof.

                 11.2 No transfer by a Limited Partner of all or part of his Units shall be effective nor shall any proposed transferee of all or any part of a Limited Partner's Units be entitled to receive Distributions from the Partnership applicable to the Units acquired by reason of such transfer or be admitted to the Partnership as a Limited Partner, unless:

                          11.2.1  the transferor has executed and delivered to
the General Partner an assignment in form satisfactory to the General Partner;

                          11.2.2  the written consent of the General Partner
and of the Limited Partners holding no less than 50.1% of the total Units (excluding the Units proposed to be transferred for purposes of computing such percentage) to such transfer has been obtained, which consent may be withheld in the complete discretion of the General Partner;

                          11.2.3  the transferee executes and delivers to the
General Partner an undertaking of the transferee to be bound by all the terms and provisions of this Agreement and such other instruments as may be required by law, and where the transferee is to be admitted as a Limited Partner, a counterpart of this Agreement;

                          11.2.4  the transferee executes and delivers to the
General Partner a confirmation that the proposed transferee is acquiring the Units for his own account, for investment only, and not with a view toward the resale or distribution thereof;

                          11.2.5  if requested by the General Partner, either
the transferor or transferee executes and delivers to the General Partner an undertaking to pay all reasonable expenses incurred by the Partnership in connection with the transfer, including, but not limited to, the cost of preparing and filing such amendments to this Agreement as may be required by law; and

                          11.2.6  if requested by the General Partner, an
opinion of counsel for the transferee satisfactory in form and substance to the General Partner shall be delivered to the General Partner to the effect that such Units may be sold or transferred in compliance with applicable state and federal statutes.

                          A transferee shall be entitled to allocations and to
receive Distributions from the Partnership attributable to the Units acquired from and after the effective date of the transfer of such Units to him; provided, however, the Partnership and the General Partner shall be entitled to treat the transferor of such Units as the absolute owner thereof in all respects and shall incur no liability for allocations of Net Income, Net Loss, Credits or Distributions or transmittal of reports and notices required to be given to Limited Partners hereunder which are made in good faith to the transferor until such time as all the foregoing conditions have been complied with and the effective date of the transfer has passed. The "effective date" of such transfer and the date on which a transferee shall be deemed a Limited Partner shall be the first day of the first calendar month following completion of the requirements set forth in this Section.

                 11.3 Notwithstanding the provisions of Section 11.2, any Limited Partner may, without obtaining the General Partner's consent, transfer all or any part of his Units by will or intestacy. In no event shall a transfer by will or intestacy be deemed effective to entitle the transferee to be admitted as a Limited Partner unless and until all the conditions of Section 11.2, other than Section 11.2.1, are complied with.

                 11.4 Notwithstanding any other provision of this Agreement, no transfer of a Unit may be made in any 12-month period if such transfer when added to all other transfers of Units which have already taken place in such period would represent 49% or more of the total interest in the Partnership capital and profits (as determined on the dates of the respective transfers of interest).

                 11.5 Each Limited Partner hereby indemnifies the Partnership and each Partner against any and all loss, damage or expense (including, without limitation, tax liabilities or loss of tax benefits) arising, directly or indirectly, as a result of any transfer or purported transfer by such Limited Partner in violation of any provision contained in this Section 11.

                 11.6 The Units have not, nor will be, registered under federal or state securities laws. The Units may not be offered for sale, sold, pledged, or otherwise transferred unless so registered, or unless an exemption from registration exists. The availability of any exemption from registration must be established by an opinion of counsel, whose opinion must be satisfactory to the General Partner.

         Section 12. MANDATORY SALE OF UNITS. The Units of a Limited Partner shall be deemed offered for sale to a person designated by the General Partner upon the happening of any of the following events at a time when there remains unpaid any portion of the Deferred Capital Contribution to be made by such Limited Partner:

                          (i) a petition in bankruptcy having been filed against such Limited Partner and not discharged within 90 days from the date of such filing; or

                          (ii) a receiver having been appointed to manage such Limited Partner's property; or

                          (iii) a creditor of such Limited Partner having attached his respective Unit, and such attachment not having been discharged or vacated within 90 days from the date it became effective.

                 The General Partner shall have 90 days after notification to or actual knowledge by such General Partner of the occurrence of any of the foregoing within which to designate such a purchaser and transmit written notice thereof to such Limited Partner. If the General Partner does not make such designation within 90 day, as aforesaid, the offer shall be deemed withdrawn. The purchase price for such interest shall be its appraised value as determined by an independent appraiser selected by the General Partner, and paid for by the selling Limited Partner.

                 The purchaser shall tender to the selling Limited Partner the purchase price, in cash, within ten days after such determination, except that to the extent that there remains unpaid at the time of purchase any portion of the Deferred Capital Contribution by the selling Limited Partner, the purchase price shall first be applied to reduce or, if sufficient, to pay in full such Deferred Capital Contribution, whether or not due and payable. Upon tender of payment of the purchase price to the General Partner on behalf of the selling Limited Partner, his Units shall be deemed transferred to the aforesaid purchaser. The aforesaid purchaser shall be admitted as a Limited Partner upon satisfaction of the conditions of Section 11.

         Section 13.      BOOKS, RECORDS, ACCOUNTING AND REPORTS.

                 13.1 The Partnership's books and records, this Agreement and all amendments thereto, and any other records or instruments required by applicable law shall be maintained at the principal office of the Partnership in the State of Louisiana or such other place as the General Partner may determine and shall be open to inspection and examination by the Partners or their duly authorized representatives at all reasonable times. Upon written request, a Partner, at his expense, will be provided with a copy of the most recent listing of Partners' names, in alphabetical order, addresses, capital contributions and Units attributable to each.

                          13.1.1  Each Partner is entitled to all information
under the circumstances and subject to the conditions stated in this Agreement. The Partners agree, however, that the General or Limited Partners holding at least 40% of the Units may determine, due to contractual obligations, business concerns, or other considerations, that certain information regarding the business, affairs, property, and financial condition of the Partnership shall be kept confidential and not provided to some or all other Limited Partners, and that it is not just or reasonable for those Partners or assignees or representatives thereof to examine or copy that information.

                          13.1.2  The Partners acknowledge that they may
receive information regarding the Partnership in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Partnership or persons with which it does business. Each Partner shall hold in strict confidence any information it receives regarding the Partnership that is identified as being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any person other than another Partner, except for disclosures (1) compelled by law (but the Partner must notify the General Partner, promptly of any request for that information, before disclosing it, if practicable), (2) to advisers or representatives of the Partner or assignees of the Partner, but only if they have agreed to be bound by the provisions of this Section, or (3) of information that Partner also has received from a source independent of the Partnership that the Partner reasonably believes obtained that information without breach of any obligation of confidentiality. The Partners acknowledge that breach of the provisions of this Section may cause irreparable injury to the Partnership for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Partners agree that the provisions of this Section may be enforced by specific performance.

                 13.2 The General Partner shall have prepared and distributed, at Partnership expense, monthly and annual financial statements. The annual financial statements shall include a balance sheet, statement of income or loss, partners' equity and changes in financial position) prepared in accordance with generally accepted accounting principles on a basis consistently applied (except as may be noted therein). For the purposes of the Partnership's federal income tax returns, profits and losses shall be determined in a manner consistent with the federal income tax accounting methods employed by the Partnership as may be necessary to ensure that the allocations of such profits and losses and corresponding items of income, gain, loss, deduction and credit provided for in this Agreement are deemed to have "substantial economic effect" as that term is used in Section 704(b)(2) of the Code.

                 13.3 The General Partner shall have prepared at least annually, at Partnership expense, Partnership information necessary in the preparation of the Partners' federal income tax returns which shall be sent to each Partner not later than 90 days after the close of each taxable year of the Partnership.

                 13.4 The General Partner, at Partnership expense, shall cause income tax returns for the Partnership to be prepared and timely filed with the appropriate authorities.

         Section 14. RIGHTS, AUTHORITY, POWERS. RESPONSIBILITIES AND DUTIES OF GENERAL PARTNER.

                 14.1 The conduct of the Partnership's business shall be controlled solely and exclusively by the General Partner in accordance with this Agreement. The General Partner shall have all authority, rights and powers conferred by law, and those required or appropriate to the management of the Partnership business which, by way of illustration but not by way of limitation, shall, subject only to the provisions of Section 14.4, include the right, authority and power on behalf of, and at the expense of, the Partnership:

                          14.1.1  to complete and file applications with the
FCC and to bid on the Licenses at the FCC Auction for the BTAs set forth in the Information Statement;

                          14.1.2  to acquire, develop, hold, sell, leases and
dispose of the System, interests therein or appurtenances thereto, as well as personal or mixed property connected therewith, including the purchase, lease, development, improvement, maintenance, exchange, trade or sale of such System at such price, rental or amount, for cash, securities (in compliance with appropriate securities regulations) or other property and upon such terms as the General Partner, in its sole discretion, deems to be in the best interests of the Partnership;

                          14.1.3  to borrow money, to enter into loan
agreements, to enter into leases and, if security is required therefor, to mortgage or subject the System to any security device (including borrowings and security devices that extend beyond the term of the Partnership), to obtain replacements of any mortgage or other security device and to prepay, in whole or in part, refinance, increase, modify, consolidate or extend any mortgage or other security device, all of the foregoing on such terms and in such amounts as the General Partner, in its sole discretion, deems to be in the best interests of the Partnership;

                          14.1.4  to place record title to or the right to use
Partnership assets in the name or names of a nominee or nominees, trustee or trustees for any purpose convenient or beneficial to the Partnership;

                          14.1.5  to acquire and enter into any contract of
insurance which the General Partner deems necessary or appropriate for the protection of the Partnership and the General Partner, for the conservation of Partnership assets or for any purpose convenient or beneficial to the Partnership;

                          14.1.6  to employ or otherwise retain persons in the
operation and management of the business of the Partnership including, but not limited to, Managers, on-site supervisory managing agents, insurance brokers, personal communications service system brokers and loan brokers, on such terms and for such compensation as the General Partner shall determine;

                          14.1.7  to prepare or cause to be prepared reports,
statements and other relevant information for distribution to Limited Partners;

                          14.1.8  to open accounts and deposit and maintain
funds in the name of the Partnership in banks, savings and loan associations, and other financial institutions, including any with Affiliates of the General Partner;

                          14.1.9  to cause the Partnership to make or revoke
any of the elections permitted under the Code;

                          14.1.10 to select as its accounting year a calendar
year or such fiscal year as approved by the Internal Revenue Service;

                          14.1.11 to determine the appropriate accounting
method or methods to be used by the Partnership;

                          14.1.12 to require in all Partnership obligations
that the General Partner shall not have any liability thereon but that the person or entity contracting with the Partnership is to look solely to the Partnership and its assets for satisfaction and in the event that any such obligations have personal liability, the General Partner may require their satisfaction prior to contracts without such liability;

                          14.1.13 to execute, acknowledge and deliver any and
all instruments to effectuate the foregoing and to take all such action in connection therewith as the General Partner shall deem necessary or appropriate;

                          14.1.14 if, pursuant to federal income tax laws, the
Partnership is to be treated as an association taxable as a corporation, the General Partner may, in its discretion, and in compliance with applicable federal and state law, take all necessary action to reformulate the structure of the Partnership to enable it to be treated as a pass-through entity for federal income tax purposes;

                          14.1.15 to invest Partnership funds and reserves
temporarily in short-term, highly liquid investments where there is appropriate safety of principal, including in bank accounts and money markets funds; and

                          14.1.16 to allow the Partnership to borrow money from
a General Partner, a Limited Partner or the Affiliates thereof, at any time and from time to time, and in connection therewith to pay interest and other financing charges or fees which shall not exceed such party's cost of borrowing.

                 14.2. In addition to any amendments otherwise authorized herein, this Agreement may be amended from time to time by the General Partner, without the consent of any of the Limited Partners:

                          14.2.1  to add to the representations, duties or
obligations of the General Partner or its Affiliates herein, for the benefit of the Limited Partners;

                          14.2.2  to cure any ambiguity, to correct or
supplement any provision herein which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement;

                          14.2.3  to delete or add any provision of this
Agreement required to be so deleted or added by a state "Blue Sky" commissioner or similar such official, which addition or deletion is deemed by such commission or official to be for the benefit of protection of the Limited Partners;

                          14.2.4  to amend the provisions of Section 10 or any
other provisions of this Agreement if in the opinion of special tax counsel (with respect to tax matters) or counsel (with respect to all matters) to the Partnership and the General Partner, such modification is necessary to (i) cause the allocations and Distributions contained in Section 10 to have substantial economic effect in accordance with the most recently proposed or final regulations relating to Section 704 of the Code or any other statutory provision or regulation relating to such allocations or (ii) cause the periodic allocations to be respected, such as on a monthly or semi-monthly basis, under Section 706 of the Code or any other statute or provision or regulation relating to such periodic allocations, or (iii) cause the provisions of this Agreement to comply with any applicable federal legislation enacted after the date of this Agreement.

                 14.3 Except as otherwise provided in this Agreement or by applicable law, the General Partner shall have all the rights and powers and shall be subject to all the restrictions and liabilities of a partner in a partnership without limited partners.

                 14.4     The General Partner shall not have the authority to:

                          14.4.1  alter the primary purpose of the Partnership
as set forth in Section 3;

                          14.4.2  use Partnership funds to redeem or repurchase
Units of the Partnership;

                          14.4.3  do any act in contravention of this Agreement
or which would make it impossible to carry on the ordinary business of the Partnership;

                          14.4.4  confess a judgment against the Partnership in
connection with any threatened or pending legal action;

                          14.4.5  subject to the provisions of Section 16.5,
admit a person as a General Partner except with the consent of the Limited Partners as provided for in this Agreement;

                          14.4.6  commingle the Partnership funds with those of
any other person or entity except that the use of a zero balance or clearing account shall not constitute a commingling of Partnership funds.

                 14.5 The General Partner shall have no personal liability for the repayment of the initial capital contribution or deferred capital contribution of any Limited Partner.

                 14.6 The General Partner shall at all times conduct its affairs and the affairs of the Partnership and all of its Affiliates in such a manner that neither the Partnership nor any Partner nor any Affiliate of any Partner will have any liability under any mortgage on or lease of the Systems, unless, in the opinion of the General Partner, it would be in the best interests of the Limited Partners, and, in the case of any such liability on the part of the Limited Partners, each Limited Partner wishing to have such liability executes a separate agreement agreeing to and assuming any such liability. The General Partner shall use its best efforts, in the conduct of the Partnership's business to put all suppliers and other persons with whom the Partnership does business on notice that the Limited Partners are not liable for the Partnership obligations. The General Partner shall use its best efforts to include in all agreements to which the Partnership is a party a statement to the effect that the Partnership is a partnership in commendam organized under the laws of the State of Louisiana. The General partner shall not be liable to the Limited Partners for any failure to give such notice to suppliers or other persons or any failure to include such statement in any such agreements.

                 14.7 The General Partner is hereby designated as the "Tax Matters Partner" in accordance with Section 6231(a)(7) of the Code and, in connection therewith and in addition to all other powers given therein, shall have all other powers needed to fully perform hereunder, including, without limitation, the power to retain, at Partnership expense, all attorneys and accountants of its choice and the right to settle any audits without the consent of the Limited Partners. The designation made in this Section is hereby consented to by each Partner as an express condition to becoming a Partner.
The Partnership hereby indemnifies the General Partner from and against any damages or losses (including attorney's fees) arising out of or incurred in connection with any action taken or omitted to be take by it in carrying out its responsibilities as Tax Matters Partner.

                 14.8 The General Partner shall have the authority to enter into any transaction on behalf of the Partnership despite the fact that another party to the transaction may be a Partner or an Affiliate of a Partner; provided the terms of the transaction are no less favorable than those the Partnership could obtain from unrelated third parties.

                          14.8.1  It is expressly understood that each Partner
is entitled to invest his personal assets for his own account and is entitled to conduct his personal affairs and investments without regard to whether they constitute a Partnership "opportunity."

                          14.8.2        (a)  Except as provided in Section
14.8.2(b), a Partner may engage in or possess an interest in any other business or venture of any nature and description, independently or with others, including ones in competition with the Partnership, with no obligation to offer to the Partnership or any other Partner the right to participate. Neither the Partnership nor its Partners shall have by virtue of this Agreement any right in any independent venture or its income or profits.

                                        (b)     Each Partner agrees it shall
not, and agrees that it shall cause its Affiliates not to,: (i) participate, directly or indirectly, in the FCC Auction in competition with the Partnership; and (ii) possess an ownership, revenue sharing or similar participating interest greater than 1% in, engage in or provide managerial or marketing services to any other wireless communications business or venture that competes with (A) the Partnership in the geographical area in which the Partnership engages or intends to engage in business as set forth in the Information Statement or (B) any existing wireless communications business(es) or venture(s) of any other Partner or Affiliate(s) thereof in the geographical area(s) in which such other Partner or Affiliate(s) thereof is presently engaged in such business(es) or venture(s). For purposes of this Section 14.8.2(b), "wireless communications" shall mean symmetrical two-way voice and data wireless communications, i.e., broadband personal communications services, cellular communications services, specialized mobile radio communications services and enhanced mobile radio communications services. Each Partner has identified in writing to each other Partner the existing wireless communications business(es) and venture(s) of such Partner and/or its Affiliates(s) and the geographical area(s) in which each is presently engaged. Each Partner shall be responsible for assuring compliance by its Affiliates with the restrictions on competition of this Section 14.8.2(b). The restrictions on competition by the Partners and their respective Affiliates pursuant to this Section 14.8.2(b) shall (y) not apply to any present or future non-wireless communications businesses or ventures of a Partner or any Affiliate thereof, e.g., wireline communications, and (z) shall be applicable to each Partner while such Partner continues as a partner of the Partnership and for a two (2) year period thereafter. Notwithstanding the foregoing provisions of this Section 14.8.2(b), should any Partner or any Affiliate thereof merge with or be merged into, consolidate with, exchange shares with, purchase or otherwise acquire from or be purchased or otherwise acquired by another entity and, as a consequence thereof, the restrictions of this Section 14.8.2(b) are violated, the Partner, Affiliate, surviving entity or purchasing entity, as the case may be, shall have twelve (12) months alter the consummation of such transaction within which to dispose of the wireless communications business or venture that is causing such violation and shall not be deemed to have violated the restrictions of this Section 14.8.2(b) unless it has failed to complete such disposal within such twelve (12) month period.

                 14.9 Any person dealing with the Partnership, other than a Partner, may rely on the authority of the General Partner in taking any action in the name of the Partnership without inquiry into the provisions of this Agreement. Any document executed by the General Partner shall be deemed to be the action of the Partnership as to any third parties. No purchaser, lessee, transferee or obligor will have any obligation to see to the application of payments made to the General Partner.

                          14.9.1  Any person dealing with the Partnership or
the General Partner may rely upon a certificate signed by the General Partner as to: (a) the identity of the Partners; (b) any conditions precedent to acts by the Partnership; (c) the persons who are authorized to execute any documents and bind the Partnership; and (d) any other matter involving the Partnership or any Partner.

         15. RESTRICTIONS, RIGHTS, POWERS AND VOTING RIGHTS OF THE LIMITED PARTNERS.

                 15.1 The Limited Partners shall take no part in or interfere in any manner with the control, conduct or operation of the Partnership and shall have no right or authority to act for or bind the Partnership.

                 15.2     In addition to their written consent required by
Section 11.2.2, the Limited Partners shall have the right, without the consent of the General Partner, by affirmative vote of the holders of no less than 85% of the total outstanding Units, to take only the following actions affecting the basic structure of the Partnership:

                          15.2.1  removal of a General Partner with cause;

                          15.2.2  termination and dissolution of the
Partnership pursuant to Section 18.1.2 if such vote is solicited;


                          15.2.3  subject to the provisions of Section 14.2
which sets forth situations where the consent of Limited Partners is not required, amendment of this Agreement;

                          15.2.4  the extension of the term of the Partnership;
and

                          15.2.5  the admission of a General Partner (subject
to the provisions of Sections 16.5 and 16.6 and applicable law).

                 15.3 In any such vote, each Limited Partner shall be entitled to cast one vote for each Unit which it owns and the procedures set forth in Section 15.5 of this Agreement shall be applicable.


                 15.4 The General Partner may at any time call a meeting of the Limited Partners or a vote without a meeting of the Limited Partners on matters on which they are entitled to vote and shall call for such meeting or vote following receipt of a written request therefor from Limited Partners holding twenty (20%) percent or more of the total outstanding Units. Within ten
(10) days after receipt of such written request, the General Partner shall notify all Limited Partners of record as to the time and place of the Partnership meeting, if called, and the general nature of the business to be transacted or, if no such meeting has been called, of the matter or matters to be voted upon and the date upon which the votes will be counted. Any Partnership meeting or the date upon which such votes without a meeting will be counted (regardless of whether the General Partner has called for such meeting or vote upon the request of Limited Partners or has initiated such event without such request) shall be no less than fifteen (15) nor more than sixty
(60) days following mailing of the notice thereof by the General partner. All expenses of the voting and such notification shall be borne by the Partnership.

                 15.5 A Limited Partner which is entitled to vote shall be entitled to cast one vote for each Unit which he owns: (i) if at a meeting, then in person, by written proxy or by a signed writing directing the manner in which it desires that its vote be cast, which writing must be received by the General Partner prior to such meeting, or
(ii) if without a meeting, then by a signed writing directing the manner in which it desires that its vote be cast, which writing must be received by the General Partner prior to the date upon which the votes of Limited Partners are to be counted. Only the votes of Limited Partners of record on the record date, whether at a meeting or otherwise, shall be counted. The General Partner shall not be entitled to vote, to the extent it owns Units.

                 15.6 No Partner shall have the right or power to: (i) withdraw (except for the General Partner as provided in Section 16.1) or reduce its contribution (initial or deferred) to the capital of the Partnership except as a result of the dissolution of the Partnership or as otherwise provided by law, (ii) bring an action for partition against the Partnership, (iii) cause the termination or dissolution of the Partnership by court decree or otherwise, except as set forth in this Agreement and except as provided by applicable law or (iv) demand or receive property other than cash in return for its contribution. No Partner shall have priority over any other Partner either as to the return of contributions of capital or as to Net Income, Net Loss, Credits or Distributions (except as provided in Section 10 of this Agreement). Other than upon termination and dissolution of the Partnership as provided in this Agreement, there has been no time agreed upon when the contribution of each Partner (initial or deferred) may be returned.

                 15.7     A Limited Partner will breach this Agreement if he
(1) attempts to withdraw from the Partnership, (2) interferes in the management of the Partnership affairs, (3) engages in conduct which could result in the Partnership losing its tax status as a partnership, (4) engages in conduct that tends to bring the Partnership into disrepute, (5) owns a Partnership interest that becomes subject to a charging order, attachment, garnishment, or similar legal proceedings, (6) breaches any confidentiality provisions of this Agreement, or (7) fails to meet any commitment to the Partnership. A Limited Partner who is in breach of this Agreement shall be liable to the Partnership for damages caused by the breach. The Partnership may offset for the damages against any Distributions or return of capital to the Limited Partner who has breached this Agreement.

                          15.7.1  No Limited Partner shall have the right or
power to cause the dissolution and winding up of the Partnership by court decree or otherwise.

         16. WITHDRAWAL, EXPULSION, BANKRUPTCY OR DISSOLUTION OF THE GENERAL PARTNER AND TRANSFER OF THE GENERAL PARTNER'S INTEREST.

                 16.1 The General Partner may voluntarily withdraw from the Partnership or may be expelled from the Partnership with cause, both, only by the affirmative vote of the Partners holding of no less than 85% of the outstanding Units. Written notice of expulsion of the General Partner shall be served either by certified or by registered mail, return receipt requested, or by personal service. Such notice shall set forth the date upon which the expulsion is to become effective.

                 16.2 Upon the withdrawal, expulsion, adjudication of bankruptcy, insolvency, dissolution or other cessation to exist of the General Partner, the entire interest of the terminated General Partner in the Partnership, including its interest in the Net Income, Net Loss, Credits and Distributions of the Partnership, shall be purchased by the Partnership for a purchase price determined according to the provisions of Section 16.3.

                 16.3 The terminated General Partner shall receive from the Partnership the fair market value of its interest in the Partnership, determined by agreement between the terminated General Partner and the Partnership or, if they cannot agree, by arbitration in accordance with the then current rules of the American Arbitration Association. For this purpose, the fair market value of the interest of the terminated General Partner shall be deemed to be the amount the terminated General Partner would receive upon dissolution and termination of the Partnership under Section 18.1 assuming such dissolution or termination occurred on the date of the dissolving event and assuming the assets of the Partnership were sold for their then fair market value without compulsion of the Partnership to sell such assets. Payment shall be made by a promissory note bearing simple interest at the prime rate of First National Bank of Commerce, New Orleans, Louisiana, plus one (1) percentage point per annum, as determined on the date of the dissolving event pursuant to
Section 18.1, on the unpaid principal amount of the promissory note, with principal and all unpaid accrued interest payable only from all cash from sales or refinancing; provided, however, that if the terminated General Partner requests, to the extent required, the sale and payment shall be made on terms and conditions that will allow such sale to qualify for the installment method as provided in the Code.

                 16.4 Should a new General Partner be elected under Section 15.2, such new General Partner shall purchase from the Partnership, within 60 days of its election, the interest which the Partnership purchased from the terminated General Partner. For such interest the acquiring General Partner shall pay the amount determined pursuant to Section 16.3 to be the fair market value of such interest. Payment shall be made by a promissory note bearing simple interest at the prime rate of First National Bank of Commerce, New Orleans, Louisiana, Bank, plus one (1) percentage point per annum, as determined on the date of the dissolving event pursuant to Section 18.1, on the unpaid principal amount of the promissory note secured by assignment by the acquiring General Partner to the Partnership of the future Distributions by the Partnership to the acquiring General Partner, which principal amount together with accrued interest shall be payable out of Distributions received by the acquiring General Partner from the Partnership and shall become due and payable in full by the acquiring General Partner at such times as the Partnership is finally wound up and liquidated.

                 16.5     If a new General Partner is not elected under Section
15.2 within 60 days after any event described in Section 16.2, EATEL, Mercury and Fort Bend, acting unanimously, may select a Successor General Partner to purchase the interest of the terminated General Partner from the Partnership on the same terms and conditions. The provisions of this Section 16.5 are hereby expressly consented to by each Limited Partner as an express condition to becoming a Limited Partner.

                 16.6 In the event that the Successor General Partner shall become the General Partner, it shall have the right to appoint a successor General Partner and thereafter resign as the General Partner, provided that prior to and after such resignation becoming effective the Partnership will be treated as a partnership for federal income tax purposes. Any successor General Partner appointed pursuant to this Section shall be entitled to withdraw in the same manner and is otherwise bound by the provisions of this Agreement. The provisions of this Section are hereby expressly consented to by each Limited Partner as an express condition to becoming a Limited Partner.

                 16.7 Except as provided in this Agreement, the General Partner's interest in the Partnership shall not be assignable without the affirmative vote of the Limited Partners owning no less than 50.1% of the outstanding Units, except in connection with any merger, consolidation or sale as provided in Section 16.8. Any entity to which the entire interest of the General Partner in the Partnership is assigned in compliance with this Section
16.7 shall be substituted by the General Partner in its stead as the General Partner of the Partnership by the filing of appropriate amendments to this Agreement.

                 16.8 Nothing in this Agreement shall be deemed to prevent the merger or reorganization of Wireless Management Corporation into or with any other entity or the transfer of all the partnership interests of Wireless Management Corporation and the assumption of the rights and duties of the General Partner by the surviving entity by operation of law or otherwise.

         17.     CERTAIN TRANSACTIONS. Except to the extent prohibited by
Section 14.8.2(b) or by rules and regulations of the FCC, the General Partner, any Limited Partner, any Affiliates of the General Partner, any shareholder, officer, director, partner or employee thereof, any transferee or assignee thereof or any person owning a legal or beneficial interest therein may engage in or possess an interest in any other business or venture of every nature and description, independently, or with others, including, but not limited to the ownership, leasing, financing, operation, sale, management and brokerage of personal communications service systems or any other participation in the personal communications service industry or in partnerships similar to the Partnership. Neither the General Partner nor its Affiliates shall be obligated to present to the Partnership any particular investment opportunity, regardless of whether such opportunity is of such character that the Partnership could take it if such opportunity were presented to the Partnership; and the General Partner and each of its Affiliates shall each have the right to take for its own account (individually or otherwise) or to recommend to others any such investment opportunity.

         18.     TERMINATION AND DISSOLUTION OF THE PARTNERSHIP.

                 18.1 The Partnership shall be terminated and dissolved upon the earliest to occur of the following:

                          18.1.1  the withdrawal, expulsion, adjudication of
bankruptcy or insolvency of the General Partner or the dissolution or other cessation to exist as a legal entity of the General Partner unless the Successor General Partner within 90 days of the date of such event elects to continue the business of the Partnership or the Limited Partners within 60 days of the date of such event elect a successor General Partner pursuant to Section 15.2;

                          18.1.2  a vote of the holders of not less than 85% of
the outstanding Units in favor of dissolution and termination of the Partnership;

                          18.1.3  the expiration of the term of the
Partnership;

                          18.1.4  the disposition of all interest in the System
and other assets of the Partnership (other than cash);

                          18.1.5  entry of a decree for judicial dissolution;
or

                          18.1.6  failure of the Partnership to acquire any
Licenses at the FCC Auction.

                 18.2 Upon a dissolution and termination of the Partnership for any reason, the General Partner shall take full account of the Partnership assets and liabilities, shall liquidate the assets as promptly as is consistent with obtaining the fair market value thereof, and shall apply and distribute the proceeds therefrom in the following order:

                          18.2.1  to the payment of creditors of the
Partnership, including Affiliates, but excluding secured creditors whose obligations will be assumed or otherwise transferred on the liquidation of Partnership assets;

                          18.2.2  to the repayment of any outstanding loans
made by the General Partner or its Affiliates to the Partnership; and

                          18.2.3  to the General Partner and Limited Partner,
in proportion to and to the extent of the Units attributable to each, with appropriate adjustments thereto for their respective capital accounts.

         19.     SPECIAL POWER OF ATTORNEY

                 19.1 By executing this Agreement, each Limited Partner is hereby granting to the General Partner a special power of attorney irrevocably making, constituting and appointing the General Partner as the attorney-in-fact for such Limited Partner, with power and authority to act in its name and on his behalf to execute, acknowledge and swear to in the execution, acknowledgement and filing of documents, which shall include, by way of illustration but not of limitation, the following:

                          19.1.1  this Agreement, any separate certificates of
limited partnership, as well as any amendments to the foregoing which, under the laws of the State of Louisiana or the laws of any other state, are required to be filed or which the General Partner deems advisable to file;

                          19.1.2  any other instrument or document which may be
required to be filed by the Partnership under the laws of the federal government, any state or of any governmental agency, or which the General Partner deems advisable to file; and

                          19.1.3  any instrument or document which may be
required to effect the continuation of the Partnership, the admission of an acquiring General Partner or Successor General Partner, or the admission of an additional or substituted Limited Partner or the dissolution and termination of the Partnership (provided such continuation, admission or dissolution and termination are in accordance with the terms of this Agreement) or to reflect any reductions in the amount of contributions of Partners.

                 19.2 The special power of attorney being granted hereby by each Limited Partner:

                          19.2.1  is a special power of attorney coupled with
an interest, is irrevocable, shall survive the death of legal incapacity of the granting Limited Partner and is limited to those matters therein set forth;

                          19.2.2  may be exercised by the General Partner
acting alone for each Limited Partner by a facsimile signature of the General Partner or by one of its duly authorized agents, or by listing all of the Limited Partners executing any instrument with a signature of the General Partner or one of its duly authorized agents acting as its attorney in fact; and

                          19.2.3  shall survive an assignment by a Limited
Partner of all or any portion of his interests except that, where the assignee of the Units owned by a Limited Partner has been approved by the General Partner for admission to the Partnership as a substituted Limited Partner, the special power of attorney shall survive such assignment for the sole purpose of enabling the General Partner to execute, acknowledge, and file any instrument or document necessary to effect such substitution.

                 19.3 Each Limited Partner is aware that the terms of this Agreement require the Successor General Partner to become the General Partner and permit the Successor General Partner to appoint a successor General Partner, subject to the conditions set forth in Sections 16.5 and 16.6 of the Agreement, without the vote or consent to such action by the Limited Partners. Each Limited Partner agrees that each special attorney specified in Section 19.1, with full power of substitution, is hereby authorized and empowered to execute, acknowledge, make, swear to, verify, deliver, record, file and/or publish, for and on behalf of such Limited Partner, any and all instruments and documents which may be necessary or appropriate to allow the Successor General Partner to become the General Partner and to permit the appointment of the Successor General Partner to be lawfully made or action lawfully taken or omitted. Each Limited Partner has executed this special power of attorney and each Limited Partner will rely on the effectiveness of such powers with a view to the orderly administration of the Partnership's affairs.

         Section 20.      INDEMNIFICATION.

                 20.1 The General Partner and its Affiliates shall not be liable to each other, the Partnership and the Limited Partners for, and the Partnership, its receiver or its trustee shall defend and indemnify, save harmless and pay all judgments and claims against the General Partner and its Affiliates from any liability, loss or damage; provided that, if such liability, loss or claim arises out of any action or inaction of the General Partner, the General Partner must have determined, in good faith, that such course of conduct was in the best interests of the Partnership and did not constitute proven fraud, gross negligence, breach of fiduciary duty or misconduct by the General Partner and, provided further, that any such indemnification shall be recoverable from the assets of the Partnership. All judgments against the Partnership and the General Partner, wherein the General Partner is entitled to indemnification, must first be satisfied from Partnership assets before the General Partner is responsible for these obligations.

                 20.2 Notwithstanding the foregoing Section 20.1, neither the General Partner nor any of its Affiliates shall be indemnified from any liability, loss or damage incurred by them in connection with (i) any claim or settlement involving allegations that the Securities Act of 1933 was violated by the General Partner or by any such other person or entity unless: (a) the General Partner or any other persons or entities seeking indemnification are successful in defending such action or (b) such indemnification is specifically approved by a court of law which shall have been advised as to the current position of the Securities and Exchange Commission regarding indemnification for violations of securities law or (ii) any liability imposed by law, including liability for fraud, bad faith or negligence.

         Section 21.      MISCELLANEOUS.

                 21.1 This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

                 21.2 The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the respective Partners.

                 21.3 In the event any sentence or Section of this Agreement is declared by a court of competent jurisdiction to be void, such sentence or sections shall be deemed severed from the remainder of the Agreement and the balance of the Agreement shall remain in effect.

                 21.4 All notices under this Agreement shall be in writing and shall be given to the Partners entitled thereto by personal service or by mail, posted to the address maintained by the Partnership for such person or at such other address as he may specify in writing.

                 21.5 Section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference. Such titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provision hereof.

                 21.6 Whenever required by context hereof, the singular shall include the plural and vice versa; the masculine gender shall include the feminine and neuter genders and vice versa; and the word "person" shall include a corporation, partnership, firm or other form of association.

                 21.7 The name and municipal address of the General Partner and Limited Partners are as follows:

                 General Partner:          Wireless Management Corporation
                                           913 S. Burnside Avenue
                                           Gonzales, Louisiana 70737-4258

                 Limited Partners:         EATELCORP, Inc.
                                           913 S. Burnside Avenue
                                           Gonzales, Louisiana 70737-4258

                                           Mercury Cellular Telephone Company
                                           One Lakeshore Drive
                                           CM Tower, Suite 1495
                                           Lake Charles, Louisiana 70629

                                           Fort Bend Telephone Company
                                           2012 Avenue G
                                           Rosenberg, Texas 77471

                                           Meretel Wireless, Inc.
                                           913 S. Burnside Avenue
                                           Gonzales, Louisiana 70737-4258

                 21.8 Notwithstanding the place where this Agreement may be executed by any of the parties hereto the parties expressly agree that all the terms and provisions hereof shall be construed under the internal laws of the State of Louisiana (and not the laws pertaining to conflicts or choice of law).

                 21.9 In the event the business of the Partnership is carried on or conducted in states in addition to the State of Louisiana, then the parties agree that this Partnership shall exist to the extent required by law under the laws of each state in which business is actually conducted by the Partnership, and they severally agree to execute such other and further documents as may be required or requested in order that the General Partner legally may qualify this Partnership in such states. The power of attorney granted to the General Partner by each Limited Partner in Section 19 shall constitute the authority of the General Partner to perform the ministerial duty of qualifying this Partnership under the laws of any state in which it is necessary to file documents or instruments of qualification. A Partnership office or principal place of business in any state may be designated from time to time by the General Partner.

                               GENERAL PARTNER:

                               WIRELESS MANAGEMENT CORPORATION

                               By: /s/ ARTHUR G. SCANLAN, II
                                  ----------------------------------------------
                                   Name: Arthur G. Scanlan, II
                                        ----------------------------------------
                                   Title: Chairman
                                         ---------------------------------------


                               LIMITED PARTNERS:


                               EATELCORP, INC.

                               By: /s/ ARTHUR G. SCANLAN, II
                                  ----------------------------------------------
                                   Arthur G. Scanlan, II
                                   Chief Executive Officer and Treasurer


                               MERCURY CELLULAR TELEPHONE COMPANY


                               By: /s/ ROBERT PIPER
                                  ----------------------------------------------
                                   Name: Robert Piper
                                        ----------------------------------------
                                   Title: President
                                         ---------------------------------------


                               FORT BEND TELEPHONE COMPANY

                               By: /s/ JOHN F. CALLENDER
                                  ----------------------------------------------
                                   Name: John F. Callender
                                        ----------------------------------------
                                   Title: President & CEO
                                         ---------------------------------------


                               MERETEL WIRELESS, INC.


                               By: /s/ ARTHUR G. SCANLAN, II
                                  ----------------------------------------------
                                   Name: Arthur G. Scanlan, II
                                        ----------------------------------------
                                   Title: Chief Executive Officer and Treasurer
                                         ---------------------------------------

                         FIRST AMENDMENT TO ARTICLES OF
                          PARTNERSHIP IN COMMENDAM OF
                  MERETEL COMMUNICATIONS LIMITED PARTNERSHIP,
                      A LOUISIANA PARTNERSHIP IN COMMENDAM

         THIS FIRST AMENDMENT made and entered into as of July 26, 1995 (the "First Amendment"), by and among WIRELESS MANAGEMENT CORPORATION, a Louisiana corporation (the "General Partner"), as the general partner, and EATELCORP, INC., a Louisiana corporation ("EATEL"), MERCURY CELLULAR TELEPHONE COMPANY, a Louisiana corporation ("Mercury"), FORT BEND TELEPHONE COMPANY, a Texas corporation ("Fort Bend"), and MERETEL WIRELESS, INC. ("Meretel"), a Louisiana corporation, (each, a "Limited Partner" and collectively, the "Limited Partners"), to the Articles of Partnership in Commendam of Meretel Communications Limited Partnership made and entered into as of June 12, 1995 (the "Agreement") by and among the General Partner and Limited Partners provides as follows:

         1. Section 5.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

         "Wireless Management Corporation, as the General Partner, has initially contributed to the Partnership the amount of $240,000.00. If the Partnership is the successful bidder for one or more Licenses at the FCC Auction, the General Partner agrees to pay Deferred Capital Contributions in the maximum amount of up to and including $560,000.00 to the Partnership, such payments to be made as provided in Section
         6.3 of the Agreement."

         2. Section 6.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

                 "6.1     Each Limited Partner has initially contributed the
         sum set opposite its name below. EATEL, Mercury and Fort Bend have made their respective initial contributions in cash. Meretel has made its initial contribution by a demand promissory note payable to the Partnership. If the Partnership is the successful bidder for one or more Licenses at the FCC Auction, each Limited Partner agrees to pay Deferred Capital Contributions in the maximum amount of up to and including the amount set opposite its name below, such payments to be made as provided in Section 6.3 of the Agreement.

                                Initial Capital          Maximum Deferred
         Limited Partner         Contribution         Capital Contribution
         ---------------        ---------------       --------------------
         EATEL                   $ 2,920,000.00           $ 6,813,333.33
         Mercury                   2,920,000.00             6,813,333.34
         Fort Bend                 2,920,000.00             6,813,333.33
         Meretel                   3,000,000.00             7,000,000.00
                                 --------------           --------------
               Total             $11,760,000.00           $27,440,000.00

         3. Section 6.3 of the Agreement is hereby amended and restated to read in its entirety as follows:

                 "6.3 Upon completion of the FCC Auction, and after giving consideration to the Licenses for which the Partnership was the successful bidder, the General Partner shall determine from time to time the amount of Deferred Capital Contributions to be made by the Partners, up to and including the maximum amount to be made by each Partner as set forth in Sections 5.1 and 6.1 above. The respective Deferred Capital Contributions to be paid by each Partner at the time or times that the General Partner shall request payment of Deferred Capital Contributions shall be equal to the product of the total Deferred Capital Contributions to be paid by all Partners at such time times a fraction of which the numerator is the initial capital contribution of such Partner and the denominator is the total initial capital contributions by all Partners. Upon making a determination of the Deferred Capital Contributions to be made by all Partners at any time, the General Partner shall provide written notice thereof to all Partners which notice shall specify the date on which the payment of the respective Deferred Capital Contributions by each Partner (determined in the manner set forth in the preceding sentence) is due, such date to be no less than sixty (60) days after the giving of such notice if any Partner's Deferred Capital Contribution is $1,000,000.00 or less and no less than ninety (90) days after the giving of such notice if any Partner's Deferred Capital Contribution is greater than $1,000,000.00."

         4. Section 15.7 of the Agreement is hereby amended by adding the following provisions after the last sentence thereof:

         "Notwithstanding the foregoing provisions of this Section 15.7, should a Partner default in the payment of any Deferred Capital Contribution required to be made by such Partner hereunder, and such default continues for thirty (30) days after written notice thereof is received by such Partner from the General Partner, then, at the election of the General Partner, the defaulting Partner's entire ownership interest in the Partnership and all rights of such Partner relating thereto shall be deemed automatically forfeited in their entirety. Alternatively, the General Partner may seek to enforce the rights of the Partnership to receive payment of such Deferred Capital Contribution. In connection with any such default, the defaulting Partner shall be responsible for all attorney fees and costs incurred by the General Partner in enforcing the rights of the Partnership with respect thereto."

         5. As amended by this First Amendment, the Agreement shall remain in full force and effect by and among the General Partner and the Limited Partners.

         6. Capitalized terms used herein shall have the meanings ascribed to them in the Agreement unless otherwise expressly defined herein.

         7. This First Amendment may be executed in several counterparts and all so executed shall constitute one First Amendment, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

         WHEREFORE, the General Partner and the Limited Partners have executed this First Amendment to be effective as of the date first set forth hereinabove.


                               GENERAL PARTNER:

                               WIRELESS MANAGEMENT CORPORATION

                               By: /s/ ARTHUR G. SCANLAN, II
                                  ----------------------------------------------
                                   Name: Arthur G. Scanlan, II
                                        ----------------------------------------
                                   Title: Chairman
                                         ---------------------------------------


                               LIMITED PARTNERS:


                               EATELCORP, INC.

                               By: /s/ ARTHUR G. SCANLAN, II
                                  ----------------------------------------------
                                   Arthur G. Scanlan, II
                                   Chief Executive Officer and Treasurer


                               MERCURY CELLULAR TELEPHONE COMPANY


                               By: /s/ ROBERT PIPER
                                  ----------------------------------------------
                                   Name: Robert Piper
                                        ----------------------------------------
                                   Title: President
                                         ---------------------------------------


                               FORT BEND TELEPHONE COMPANY

                               By: /s/ JOHN F. CALLENDER
                                  ----------------------------------------------
                                   Name: John F. Callender
                                        ----------------------------------------
                                   Title: President & CEO
                                         ---------------------------------------


                               MERETEL WIRELESS, INC.


                               By: /s/ ARTHUR G. SCANLAN, II
                                  ----------------------------------------------
                                   Name: Arthur G. Scanlan, II
                                        ----------------------------------------
                                   Title: Chief Executive Officer and Treasurer
                                         ---------------------------------------